Exhibit 99.1

STREAMLINE HEALTH SOLUTIONS, INC.
News Release of Streamline Health Solutions, Inc. Dated December 9, 2009
News Release
Visit our web site at: www.streamlinehealth.net

COMPANY CONTACT:	INVESTOR CONTACT:
Donald E. Vick, Jr.	Joe Diaz, Robert Blum or Joe Dorame
Interim Chief Financial Officer	Lytham Partners, LLC
(513) 794-7100	(602) 889-9700
FOR IMMEDIATE RELEASE
STREAMLINE HEALTH® SOLUTIONS REPORTS THIRD QUARTER RESULTS
Cincinnati, Ohio — December 9, 2009 — Streamline Health Solutions, Inc. (Nasdaq CM: STRM) today announced financial results for the third quarter and nine months, ended October 31, 2009.
Highlights for the quarter included:
•	80% increase in quarterly application hosting revenues vs Q3 2008;

•	Services, maintenance and support revenues increased 18% vs. last year’s third quarter;

•	Year-to-date operating income improved by $940,000 vs. comparable period last year;

•	The Company’s new flagship product is on track for Q4 general release.
Revenues for the three months ended October 31, 2009, were $4.1 million compared with $4.4 million in the comparable quarter of 2008. Net loss for the quarter was $296,000, or $0.03 per share, compared to a net profit of $15,000, or $0.00 per share, in the third quarter of 2008. The decrease in revenues was primarily a result of a decrease of approximately $1.2 million in system sales when compared with the prior third quarter, as customers are increasingly shifting toward application hosting environments. Consequently, the decrease in license software was partially offset by an approximate $413,000, or 80%, increase in application hosting revenues coupled with an 18% increase in services, maintenance, and support revenues, or $458,000.

Revenues for the first nine months ended October 31, 2009, were $11.9 million, compared with $12.9 million reported in the comparable period of 2008. Net loss for the nine months ended October 31, 2009 was $297,000, or $0.03 per share, compared to a net loss of $1.2 million, or $0.13 per share, in the comparable nine months of fiscal 2008. Systems sales revenues decreased approximately $2.0 million due to two large contracts recorded during the first three quarters in fiscal 2008. The decrease in license revenues was partially offset by an increase in application-hosting services revenues of approximately $130,000 over the comparative nine month period.
Additionally, the decrease in systems sales was offset by increases in maintenance and support, and professional services revenues of approximately $867,000, or 11%, for the comparative nine month period.
Total operating expenses for the three months ended October 31, 2009 and 2008 were comparable at $4.4 million respectively. Total operating expenses for the nine months ended October 31, 2009 were $12.2 million compared with $14.1 million in the prior comparable period. This $1.9 million expense reduction was primarily the result of effective cost management measures initiated in the third quarter of fiscal 2008.
The operating loss for the third quarter of fiscal 2009 was $285,000, compared to an operating profit of $26,000 in the third quarter of fiscal 2008. The operating loss for the first nine months of fiscal 2009 was $275,000 compared with an operating loss of $1.2 million in the first nine months of fiscal 2008. This represents a significant improvement of approximately $940,000 over the comparable prior period.
Total backlog at the end of the third quarter was $22.6 million compared with $22.8 million backlog of a year ago. The bulk of the backlog continues to come from SaaS-based hosting services contracts versus software licensing sales. Streamline Health is a leader in SaaS-based hosting solutions that allow hospital organizations to adopt document workflow and document management tools, applications and services to improve operational efficiencies in the most cost-efficient manner possible. Management believes that the SaaS-based hosting model will be the preferred delivery model as the market improves.
J. Brian Patsy, Chief Executive Officer of Streamline Health, commented, “While capital procurement for information technology in the broad hospital segment continued to be constrained by spending moratoriums during the just concluded third quarter, we continue to believe that a substantial pent-up demand is beginning to build. The need for medical professionals and clinicians to access real-time patient information and the complete medical record is growing. Medical institutions have no choice but to better position themselves for improved operational and financial performance going forward. Our products and services provide leading-edge solutions for many of the efficiency issues that hospital organizations throughout North America need to address.”

“In that regard, we continued to make great strides in Q3 with the development and testing efforts associated with our fifth generation product architecture with multi-language capabilities for our large customers in Canada. This newest-generation software platform, called accessANYware 5.0, is now well into the Beta testing process. We remain on track for announcing General Availability status before the end of our fiscal year. As I have said previously, this has been a monumental effort that made use of a large portion of our nearly $11 million planned investment in research and development over the past 2 years that we believe will begin to pay dividends in the not-too-distant future across our entire North American customer base.”
“Looking ahead, we are very pleased,” continued Mr. Patsy, “to have been selected, right after the conclusion of the third quarter, by the Moses Cone Health Care System to implement our enterprise workflow solution to provide their physicians a single comprehensive view of patient medical records across their entire enterprise. Our workflow solutions will work seamlessly with Moses Cone’s GE Centricity® Enterprise system to provide clinicians immediate access to complete patient information. Our mutual goal is to improve patient care by providing all stakeholders with instant electronic access to all forms of healthcare information and to help Moses Cone Health System achieve its goal of becoming paperless within the next five years. Our partnership with GE Healthcare remains productive, and we are off to a good start for the fourth quarter.”
Conference Call Information

The Company will conduct a conference call and web cast to review the results of the third quarter and nine months of fiscal 2009 later today, December 9, 2009 at 4:30 p.m. ET.
Interested parties can access the call by dialing (800) 860-2442 or (412) 858-4600, or can listen via a live Internet web cast, which can be found at www.streamlinehealth.net. A replay of the call will be available by visiting www.streamlinehealth.net for 30 days or by calling (877) 344-7529 or (412) 317-0088, access code 436203, through December 14, 2009.
About Streamline Health
Streamline Health is a leading supplier of document workflow and document management tools, applications and services that assist strategic business partners and healthcare organizations to improve operational efficiencies through business process optimization. The Company provides integrated tools and technologies for automating document-intensive environments, including document workflow, document management, e-forms, connectivity, optical character recognition (OCR) and business process integration.

Streamline Health’s solutions create a permanent document-based repository of historical health information that is complementary and can be seamlessly integrated with existing disparate clinical, financial and administrative information systems, providing convenient electronic access to all forms of patient information from any location, including secure web-based access. For additional information, please visit our website at http://www.streamlinehealth.net.
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The forward looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell the Company products, the ability of the Company to control costs, availability of products produced from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accountings Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry, the markets in which the Company operates and nationally, and the Company’s ability to maintain compliance with the terms of its credit facilities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Financial Tables on Following Pages

STREAMLINE HEALTH SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Nine Months Ended October 31,
(Unaudited)

	Three Months		Nine Months
	2009	2008	2009	2008
Revenues:
Systems sales	$169,801	$1,343,112	$957,384	$2,938,131
Services, maintenance and support	3,006,002	2,547,962	8,522,975	7,655,614
Application-hosting services	930,242	517,277	2,445,978	2,315,703

Total revenues	4,106,045	4,408,351	11,926,337	12,909,448

Operating expenses:
Cost of systems sales	658,294	950,340	2,091,989	2,622,485
Cost of services, maintenance and support	1,317,619	1,083,040	3,697,735	3,342,377
Cost of application-hosting services	407,953	286,471	1,203,606	883,710
Selling, general and administrative	1,540,745	1,698,829	4,010,877	5,181,322
Product research and development	466,455	364,002	1,196,645	2,094,371

Total operating expenses	4,391,066	4,382,682	12,200,852	14,124,265

Operating income (loss)	(285,021)	25,669	(274,515)	(1,214,817)
Other income (expense):
Interest income	—	64	—	7,823
Interest expense	(12,137)	(7,658)	(30,254)	(8,543)
Other income (expense)	1,387	—	20,390	—

Income (Loss) before taxes	(295,771)	18,075	(284,379)	(1,215,537)
Income taxes	—	(3,500)	(13,000)	(13,500)

Net (loss) income	$(295,771)	$14,575	$(297,379)	$(1,229,037)

Basic net (loss) per common share	$(0.03)	$0.00	$(0.03)	$(0.13)

Diluted net (loss) per common share	$(0.03)	$0.00	$(0.03)	$(0.13)

Number of shares used in per common share computations:
Basic	9,423,211	9,302,956	9,385,969	9,279,677

Diluted	9,423,211	9,342,130	9,385,969	9,279,677

STREAMLINE HEALTH SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Assets

	(Unaudited)	(Audited)
	October 31,	January 31,
	2009	2009
Current assets:
Cash and cash equivalents	$793,025	$3,128,801
Accounts receivable, net of allowance for doubtful accounts of $100,000	1,447,951	1,328,508
Contract receivables	702,726	502,373
Prepaid hardware and third party software for future delivery	244,462	681,540
Prepaid other, including prepaid customer maintenance contracts	1,239,887	802,951
Deferred income taxes	247,000	247,000

Total current assets	4,675,051	6,691,173

Property and equipment:
Computer equipment	2,674,352	2,475,928
Computer software	1,563,297	1,405,407
Office furniture, fixtures and equipment	745,544	737,344
Leasehold improvements	574,257	574,257

	5,557,450	5,192,936
Accumulated depreciation and amortization	(4,146,616)	(3,625,408)

	1,410,834	1,567,528

Contract receivables, less current portion	—	321,500
Capitalized software development costs, net of accumulated amortization of $9,779,879 and $8,311,760, respectively	7,892,241	6,481,360
Other, including deferred income taxes of $1,628,000	1,646,086	1,670,891

	$15,624,212	$16,732,452

STREAMLINE HEALTH SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Liabilities and Stockholders’ Equity

	(Unaudited)	(Audited)
	October 31,	January 31,
	2009	2009

Current liabilities:
Accounts payable	$462,365	$759,577
Accrued compensation	326,121	299,000
Accrued other expenses	465,181	472,113
Deferred revenues	4,629,364	5,941,837

Total current liabilities	5,883,031	7,472,527

Long Term Liabilities:
Line of Credit	1,900,000	800,000
Deferred revenues, less current portion	766,487	1,313,977
Other	—	48,842

Total Liabilities	8,549,518	9,635,346

Stockholders’ equity:
Convertible redeemable preferred stock, $.01 par value per share 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value per share, 25,000,000 shares authorized, 9,426,744 and 9,354,782 shares issued, respectively	94,267	93,548
Additional paid in capital	36,089,857	35,820,417
Accumulated other comprehensive income	4,808	—
Accumulated deficit	(29,114,238)	(28,816,859)

Total stockholders’ equity	7,074,694	7,097,106

	$15,624,212	$16,732,452

STREAMLINE HEALTH SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended October 31,
(Unaudited)

	2009	2008
Operating activities:
Net loss	$(297,379)	$(1,229,037)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Loss (gain) on disposal of fixed assets	4,308	—
Depreciation and amortization	2,039,232	2,080,345
Equity award expense	204,259	118,922
Long-term lease incentive	(48,842)	(73,263)

Changes in assets and liabilities:
Accounts and contract receivables	1,704	500,056
Other current assets	4,950	(740,261)
Accounts payable and accrued expenses	(231,355)	(115,657)
Deferred revenues	(1,859,963)	(227,740)

Net cash (used in) provided by operating activities	(183,086)	313,365

Investing activities:
Purchases of property and equipment	(464,395)	(596,877)
Capitalization of software development costs	(2,879,000)	(2,628,000)
Other	24,805	(4,547)

Net cash (used in) investing activities	(3,318,590)	(3,229,424)

Financing activities:
Proceeds from stock purchase plan and exercise of stock options	65,900	67,443
Net change in bank line of credit	1,100,000	2,000,000

Net cash provided by financing activities	1,165,900	2,067,443

Decrease in cash and cash equivalents	(2,335,776)	(848,616)
Cash and cash equivalents at beginning of period	3,128,801	2,189,010

Cash and cash equivalents at end of period	$793,025	$1,340,394

Supplemental cash flow disclosures:
Interest paid	$24,899	$3,958

Income taxes paid	$10,584	$8,740

At October 31, 2009, Streamline Health has master agreements, purchase orders or royalty reports from remarketing partners for systems and related services which have not been delivered, installed and accepted which, if fully performed, will generate future revenues of $22,572,000 compared with $26,179,000 and $22,844,000 at the end of the fourth and third quarters of 2008 as follows:

	October 31,	January 31,	October 31,
	2009	2009	2008

Streamline Health Software Licenses	$2,036,000	$1,027,000	$925,000
Custom Software	140,000	278,000	323,000
Hardware and Third Party Software	268,000	562,000	765,000
Professional Services	3,156,000	4,691,000	4,965,000
Application Hosting Services	10,897,000	13,043,000	12,896,000
Recurring Maintenance	6,075,000	6,578,000	2,970,000

TOTAL	$22,572,000	$26,179,000	$22,844,000